EXHIBIT 10.1
CONFIDENTIAL
FIDELITY NATIONAL FINANCIAL, INC.
601 Riverside Avenue
Jacksonville, Florida 32204
May 30, 2007

To:	Foundation Holdings, Inc. The Other Sponsor Listed on Schedule A
Ladies and Gentlemen:
     Fidelity National Financial, Inc. (together with its affiliates, the “Sponsor”) is pleased to offer this commitment to purchase, directly or indirectly, up to $900,000,000 (nine hundred million U.S. Dollars) of the equity securities of Foundation Holdings, Inc., a Delaware corporation (“Parent”), which has been formed for the purpose of purchasing (the “Transaction”) 100% of the capital stock of Ceridian Corporation, a Delaware corporation (the “Company”) pursuant to a merger of Foundation Merger Sub, Inc. (“Merger Sub”) (a wholly-owned subsidiary of Parent) with and into the Company. We understand that the other sponsor listed on Schedule A (the “Other Sponsor”) has committed to purchase, directly or indirectly, up to the committed amount set forth opposite the Other Sponsor’s name on Schedule A of the equity securities of Parent. We also understand that Parent intends to finance a portion of the Transaction with indebtedness and unrestricted cash of the Company. Based on our discussions, we understand that the total amount needed to fund an all cash Transaction and the payment of related fees and expenses will be approximately $5,200,000,000 (five billion two hundred million U.S. Dollars).
     The Sponsor hereby commits up to $900,000,000 (nine hundred million U.S. Dollars) to acquire equity securities, directly or indirectly, of Parent. The proceeds from the Sponsor’s investment may be used for funding the closing of the Transaction, including the payment of related fees and expenses, and for no other purpose, and the Sponsor shall not be obligated to fund the commitment evidenced hereby except in connection with the closing of the Transaction. The commitment of the Sponsor is also subject to all of the following terms and conditions:
     1. Documentation. Parent has executed or caused to be executed and delivered to the Sponsor on or before the date hereof, all necessary documentation requested by the Sponsor, including an Agreement and Plan of Merger among Parent, Merger Sub and the Company of even date herewith (the “Merger Agreement”).
     2. Closing Conditions. The Sponsor’s obligations to consummate this commitment shall be conditioned upon the satisfaction or waiver of all conditions precedent to the closing of the transactions set forth in Sections 6.1 and 6.3 of the Merger Agreement.
     3. Access to Information. From the date of execution of this letter until the closing of the Transaction or earlier termination of this letter, the Sponsor and its representatives will be given reasonable access to all due diligence performed by Parent to date and other materials related to the Transaction provided to Parent; provided, that such information and materials remain subject to the terms of the Confidentiality Agreement between the Company and the Sponsor; provided further that any failure by Parent to comply with its obligations under this sentence will not in any way relieve the Sponsor’s obligation to provide its commitment under this letter.
     4. Indemnification. Parent agrees to indemnify and to hold harmless the Sponsor and its affiliates, owners, partners, officers, directors and employees (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter (including those resulting from any Indemnified Persons’ negligence); provided, however, that the foregoing will not apply to any losses of an Indemnified Person to the extent from and found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). The provisions of this paragraph 4 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the commitment embodied in this letter.
PARENT HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE SPONSOR OR ANY OTHER INDEMNIFIED PERSON.
     Notwithstanding anything that may be expressed or implied in this commitment letter, by their acceptance hereof, each of Parent and the Other Sponsor acknowledges and agrees that (a) notwithstanding that the Sponsor is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of the Sponsor, any direct or indirect holder of any equity interests or securities of the Sponsor (whether such holder is a limited or general partner, member, stockholder or otherwise), any affiliate of the Sponsor, or any direct or indirect director, officer, employee, partner, affiliate, member, controlling person or representative of any of the foregoing (any such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons under this commitment letter or any documents or instruments delivered in connection herewith or with the Transaction for any claim based on, in respect of or by reason of such obligations or by their creation.
     5. Other Sponsor’s Commitments. The commitment of the Sponsor set forth herein is subject to the Other Sponsor’s simultaneous purchase, directly or indirectly, of that amount of the equity securities of Parent set forth opposite its name on Schedule A.

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     6. Term. The commitment set forth herein shall become effective on the date and time at which the Merger Agreement has been duly executed by all parties thereto, including, without limitation, by Parent, whereupon this letter will constitute the commitment of the Sponsor to provide the aforementioned financing to Parent on the terms and conditions set forth herein.
     7. Closing Date. The commitment set forth herein, as so accepted by the Parent, shall expire upon the earlier of (a) the closing of the Transaction and (b) the date of the termination of the Merger Agreement in accordance with its terms, unless a claim hereunder has been made prior to such date, in which case the date such claim is finally satisfied or otherwise resolved by agreement of the parties thereto or a final, non-appealable judgment of a governmental entity of competent jurisdiction.
     8. No Assignment. The commitment evidenced by this letter shall not be assignable by Parent or the Other Sponsor without the Sponsor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Sponsor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the commitment evidenced by this letter shall be assignable to subsidiaries or parent of Parent. Any purported assignment of this commitment in contravention of this Paragraph 8 shall be void. For the avoidance of doubt, the Sponsor may assign all or a portion of its commitment to purchase equity securities as set forth herein; provided, however, that neither such assignment nor the assignment pursuant to the second preceding sentence shall relieve the Sponsor of its obligations under this letter.
     9. No Third Party Beneficiary. No person or entity other than Parent or the Other Sponsor shall be entitled to rely upon this commitment letter. This commitment letter shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this commitment.
     10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     11. Jurisdiction. Any dispute, controversy or claim between the parties hereto which arises out of, relates to or is in any manner connected with this letter, including any question regarding the validity, termination of, or performance or non-performance under, this letter, any breach of this letter, or any other claim (including tort claims) which arises out of, relates to or is in any manner connected with this letter or the transactions contemplated hereby, shall be referred exclusively to the United States District Court for the District of Delaware or the state courts located in the State of Delaware, and, by execution and delivery of this letter, each of the parties hereto accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this letter. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as

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provided above and shall not be deemed to confer rights on any person other than the parties hereto.
     If the foregoing is acceptable to you, please sign and return a copy of this letter no later than 5:00 p.m. ET on June 2, 2007. This letter and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principle of conflict of laws.

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Very truly yours, FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	President

Accepted and Acknowledged: FOUNDATION HOLDINGS, INC.
By:	/s/ Scott Jaeckel
	Name:	Scott Jaeckel
	Title:	Co-President

THOMAS H. LEE EQUITY FUND VI, L.P. By: THL EQUITY FUND VI, L.P.
By:	/s/ Scott Jaeckel
	Name:	Scott Jaeckel
	Title:	Managing Director

Schedule A
Other Sponsor’s Committed Equity

Other Sponsor	Equity Commitment
Thomas H. Lee Equity Fund VI, L.P.	$900,000,000